March 17, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Re:     NET Power Inc.
File No. 001-40503

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of NET Power Inc. dated March 17, 2025, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP